Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Announces 2008 Fourth Quarter, Full-Year Results

BROOMFIELD, Colo., Jan. 29, 2009—Ball Corporation [NYSE:BLL] today reported full-year 2008 net earnings of $319.5 million, or $3.29 per diluted share, on sales of $7.56 billion, compared to $281.3 million, or $2.74 per diluted share, on sales of $7.39 billion in 2007.
Fourth quarter 2008 net earnings were $33.8 million, or 36 cents per diluted share, on sales of $1.73 billion, compared to $33.3 million, or 33 cents per diluted share, on sales of $1.76 billion in the fourth quarter of 2007.
In both 2008 and 2007, results included costs from business consolidation activities and other non-operating items. Fourth quarter net earnings included net after-tax costs of $19.6 million, or 20 cents per diluted share, and $27 million, or 27 cents per diluted share, for 2008 and 2007, respectively. Year-to-date results included net after-tax costs of $30.5 million, or 32 cents per diluted share, and $78.8 million, or 76 cents per diluted share, for 2008 and 2007, respectively. The fourth quarter 2008 charge was primarily for the previously announced closure of metal beverage packaging plants in Kansas City, Mo., and Guayama, Puerto Rico.
Details of the business consolidation activities and comparable segment earnings can be found in Notes 1 and 2 to the unaudited consolidated financial statements that accompany this news release.
“Ball’s diluted earnings per share, net sales and net earnings for the full year all increased during one of the most challenging global economic environments in decades,” said R. David Hoover, chairman, president and chief executive officer. “Our metal food and household products packaging and aerospace segments led our improved performance, but a higher fourth quarter tax rate caused by the broad stock market decline and its impact on certain employee benefits plans hurt our results in the quarter by four cents per diluted share.”

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

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“The wider economic downturn in 2008 prompted us to accelerate ongoing changes within Ball,” said John A. Hayes, executive vice president and chief operating officer. “As a result, we are poised to further improve operating performance due to effectively managing our asset base, aligning with successful customers and focusing on the execution of our long-term strategy.”

Metal Beverage Packaging, Americas & Asia

Metal beverage packaging, Americas and Asia, comparable segment operating earnings were $284.1 million in 2008 on sales of $2.99 billion, compared to $326.4 million in 2007 on sales of $3.1 billion. For the fourth quarter, comparable earnings were $55.7 million on sales of $684.7 million in 2008, compared to $64.2 million on sales of $728.1 million in 2007. Fourth quarter results were lower primarily due to reduced North American sales volumes and curtailed production for inventory control purposes. Full year results were lower due to a $52 million inventory holding gain in 2007 that did not reoccur in 2008.
During the year Ball announced the closure of three metal beverage packaging plants to further balance the company’s capacity in this segment with market changes. Cost reductions associated with these plant closings are expected to exceed $30 million in 2009 and to be over $10 million cash positive upon final disposition of the assets. In China, strong demand and an improved customer mix contributed to improved results.

Metal Beverage Packaging, Europe

Metal beverage packaging, Europe, segment results in 2008 were operating earnings of $230.9 million on sales of $1.87 billion, compared to $228.9 million on sales of $1.65 billion in 2007. For the fourth quarter, operating earnings in 2008 were $29.0 million on sales of $380.8 million, compared to $31.2 million on sales of $393.9 million in the fourth quarter of 2007. The weakening of the euro against the U.S. dollar and the weakening of the British pound sterling against the euro reduced fourth quarter results compared to last year.
Ball elected to slow the timing of announced new metal beverage packaging plants in Poland and India, though the company expects some volume growth in 2009. Cost savings measures continue to be implemented across the business.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corp - 3

Metal Food & Household Products Packaging, Americas

Metal food and household products packaging, Americas, comparable segment results for 2008 were operating earnings of $68.1 million on sales of $1.22 billion, compared to $36.2 million in 2007 on sales of $1.18 billion. For the fourth quarter of 2008, comparable segment results were operating earnings of $23.2 million on sales of $309.4 million, compared to $10.8 million on sales of $271.1 million in the same period of 2007.
Fourth quarter results were higher than the same period in 2007 due primarily to a longer and stronger than expected seasonal pack, better manufacturing performance and the favorable resolution of a $6.8 million claim.

Plastic Packaging, Americas

Plastic packaging, Americas, comparable segment results for 2008 were operating earnings of $15.8 million on sales of $735.4 million, compared to $26.3 million on sales of $752.4 million in 2007. For the fourth quarter, the segment broke even on sales of $161.4 million, compared to $9.2 million of comparable earnings on sales of $172.1 million for the same period in 2007.
Fourth quarter results were hurt by reduced sales volumes and curtailed production for inventory control purposes. The company will continue to monitor demand trends, given weaker volumes in 2008, to assess future supply and demand balance.

Aerospace and Technologies

Aerospace and technologies comparable segment results were operating earnings of $76.2 million on sales of $746.5 million in 2008, compared to $64.6 million on sales of $787.8 million in 2007. For the fourth quarter, earnings were $20.2 million on sales of $196.5 million. Fourth quarter 2007 earnings were $11.1 million on sales of $191 million. Backlog at the close of the year was $597.3 million.
Backlog declined in this segment in part as a result of pressure on the U.S. federal budget, the broader financial crisis and a slowdown in new contract awards stemming from the effects of the presidential election year. Ball reduced headcount and realigned resources to support its growing antenna and video technologies and information services such as data exploitation, systems engineering and technical support to defense and intelligence organizations. While this segment is focused on increasing backlog levels, the company expects 2009 results to decline.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corp - 4

Outlook

Ball expects improved free cash flow in 2009 in the range of $375 million and significantly lower interest expense due to lower debt levels and interest rates. Though the company anticipates stronger free cash flow for the year, it has elected to suspend its stock buyback program and delay capital spending for certain plant projects until global economic conditions and capital markets improve.
 “Ball has no significant debt refinancing requirements until October of 2011,” said Raymond J. Seabrook, executive vice president and chief financial officer. “Our company’s expected 2009 strong free cash flow will be used to increase liquidity, reduce debt, continue dividend payments and improve financial flexibility.”
“We remain positive about long-term growth opportunities in our global beverage can business, and we have responded prudently to the broader economic downturn by slowing those projects with the exception of our new joint venture metal beverage packaging plant in Brazil, where market demand requires additional capacity,” Hoover said. “We reduced the manufacturing footprint of our North American packaging businesses to better align supply with market demand and implemented price increases in all of our packaging operating segments to reflect the value delivered to our customers. Because of the disciplined actions we took in 2008 and the defensive nature of our businesses in this economy, Ball is well positioned to improve diluted earnings per share performance in 2009.”
Ball Corporation is a supplier of high-quality metal and plastic packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,500 people worldwide and reported 2008 sales of more than $7.5 billion.

Conference Call Details
Ball Corporation [NYSE: BLL] will hold its quarterly conference call on the company’s fourth quarter and full-year 2008 results and performance today at 10 a.m. Eastern Time. The North American toll-free number for the call is 800-732-6870. International callers should dial 212-231-2900. Please use the following URL for a Web cast of the live call:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=2055776
For those unable to listen to the live call, a taped replay will be available after the call’s conclusion until noon Eastern Time on Feb. 5, 2009. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21406682.
A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's Web site at www.ball.com in the investors section under "presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including our beverage can end project; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates, tax rates and activities of foreign subsidiaries. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the current global credit squeeze and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including in respect of chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Condensed Financials (December 2008)

Unaudited Statements of Consolidated Earnings

	Three months ended		Year ended
	December 31,		December 31,
($ in millions, except per share amounts)	2008	2007	2008	2007
Sales	$1,732.8	$1,756.2	$7,561.5	$7,475.3
Legal settlement (Note 2)	–	–	–	(85.6)
Net sales	1,732.8	1,756.2	7,561.5	7,389.7
Costs and expenses
Cost of sales (excluding depreciation and amortization)	1,484.3	1,490.1	6,340.4	6,226.5
Depreciation and amortization	72.7	74.3	297.4	281.0
Selling, general and administrative	60.6	69.9	288.2	323.7
Business consolidation and other costs (Note 2)	31.5	44.6	52.1	44.6
Gain on sale of subsidiary (Note 2)	–	–	(7.1)	–
	1,649.1	1,678.9	6,971.0	6,875.8
Earnings before interest and taxes (Note 1)	83.7	77.3	590.5	513.9
Interest expense	(33.7)	(37.2)	(137.7)	(149.4)
Tax provision	(19.0)	(9.8)	(147.4)	(95.7)
Minority interests	(0.1)	(0.1)	(0.4)	(0.4)
Equity in results of affiliates	2.9	3.1	14.5	12.9
Net earnings	$33.8	$33.3	$319.5	$281.3
Earnings per share (Note 2):
Basic	$0.36	$0.33	$3.33	$2.78
Diluted	$0.36	$0.33	$3.29	$2.74

Weighted average shares outstanding (000s):
Basic	94,022	99,688	95,857	101,186
Diluted	95,019	101,219	97,019	102,760

Condensed Financials (December 2008)

Unaudited Statements of Consolidated Cash Flows

	Three months ended		Year ended
	December 31,		December 31,
($ in millions)	2008	2007	2008	2007
Cash Flows From Operating Activities:
Net earnings	$33.8	$33.3	$319.5	$281.3
Depreciation and amortization	72.7	74.3	297.4	281.0
Business consolidation and other costs	31.5	42.3	52.1	42.3
Income taxes	11.4	(13.9)	27.1	14.9
Legal settlement	–	–	(70.3)	85.6
Incremental pension funding, net of taxes	–	(27.3)	–	(27.3)
Other changes in working capital	332.7	172.6	(16.8)	(18.4)
Other	7.1	(13.5)	18.6	13.6
	489.2	267.8	627.6	673.0
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(76.1)	(85.6)	(306.9)	(308.5)
Cash collateral deposits, net (Note 3)	(105.5)	–	(105.5)	–
Proceeds from sale of subsidiary	–	–	8.7	–
Property insurance proceeds	–	–	–	48.6
Other	(24.1)	(0.5)	(14.3)	(5.9)
	(205.7)	(86.1)	(418.0)	(265.8)
Cash Flows From Financing Activities:
Net change in borrowings	(188.8)	(48.4)	127.3	(170.0)
Dividends	(9.2)	(10.2)	(37.5)	(40.6)
Purchases of common stock, net	(42.1)	(56.2)	(299.6)	(211.3)
Other	0.8	1.2	4.3	9.5
	(239.3)	(113.6)	(205.5)	(412.4)
Effect of exchange rate changes on cash	(30.7)	4.1	(28.3)	5.3

Change in cash	13.5	72.2	(24.2)	0.1
Cash–beginning of period	113.9	79.4	151.6	151.5
Cash–end of period	$127.4	$151.6	$127.4	$151.6

Condensed Financials (December 2008)

Unaudited Consolidated Balance Sheets

	December 31,	December 31,
($ in millions)	2008	2007
Assets
Current assets
Cash and cash equivalents	$127.4	$151.6
Receivables, net	507.9	582.7
Inventories, net	974.2	998.1
Cash collateral – receivable (Note 3)	229.5	–
Deferred taxes and other current assets	326.3	110.5
Total current assets	2,165.3	1,842.9
Property, plant and equipment, net	1,866.9	1,941.2
Goodwill	1,825.5	1,863.1
Other assets, net	511.0	373.4
Total assets	$6,368.7	$6,020.6
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$303.0	$176.8
Cash collateral – liability (Note 3)	124.0	–
Payables and other accrued liabilities	1,435.4	1,336.3
Total current liabilities	1,862.4	1,513.1
Long-term debt	2,107.1	2,181.8
Other liabilities and minority interests	1,313.4	983.2
Shareholders’ equity	1,085.8	1,342.5
Total liabilities and shareholders’ equity	$6,368.7	$6,020.6

Unaudited Notes to Condensed Financials (December 2008)

1.  Business Segment Information

Due to first quarter 2008 management reporting changes, Ball’s China operations are included in the metal beverage packaging, Americas and Asia, segment. The results for the 2007 periods have been retrospectively adjusted to conform to the current year presentation.

	Three months ended		Year ended
	December 31,		December 31,
($ in millions)	2008	2007	2008	2007
Sales–
Metal beverage packaging, Americas & Asia	$684.7	$728.1	$2,989.5	$3,098.1
Legal settlement (Note 2)	–	–	–	(85.6)
Total metal beverage packaging, Americas & Asia	684.7	728.1	2,989.5	3,012.5
Metal beverage packaging, Europe	380.8	393.9	1,868.7	1,653.6
Metal food & household packaging, Americas	309.4	271.1	1,221.4	1,183.4
Plastic packaging, Americas	161.4	172.1	735.4	752.4
Aerospace & technologies	196.5	191.0	746.5	787.8
Consolidated net sales	$1,732.8	$1,756.2	$7,561.5	$7,389.7

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$55.7	$64.2	$284.1	$326.4
Business consolidation and other costs (Note 2)	(36.6)	–	(40.6)	(85.6)
Total metal beverage packaging, Americas & Asia	19.1	64.2	243.5	240.8
Metal beverage packaging, Europe	29.0	31.2	230.9	228.9
Metal food & household packaging, Americas	23.2	10.8	68.1	36.2
Business consolidation costs (Note 2)	6.1	(44.2)	1.6	(44.2)
Total metal food & household packaging, Americas	29.3	(33.4)	69.7	(8.0)
Plastic packaging, Americas	–	9.2	15.8	26.3
Business consolidation costs (Note 2)	–	(0.4)	(8.3)	(0.4)
Total plastic packaging, Americas	–	8.8	7.5	25.9
Aerospace & technologies	20.2	11.1	76.2	64.6
Gain on sale of subsidiary (Note 2)	–	–	7.1	–
Total aerospace & technologies	20.2	11.1	83.3	64.6
Segment earnings before interest and taxes	97.6	81.9	634.9	552.2
Undistributed corporate costs	(12.9)	(4.6)	(39.6)	(38.3)
Business consolidation and other costs (Note 2)	(1.0)	–	(4.8)	–
Total undistributed corporate costs	(13.9)	(4.6)	(44.4)	(38.3)
Earnings before interest and taxes	$83.7	$77.3	$590.5	$513.9

Unaudited Notes to Condensed Financials (December 2008)

2.	Business Consolidation Activities and Other Significant Nonoperating Items

2008

On October 30, 2008, the company announced the closure of two North American metal beverage can plants. A $41.7 million ($25.8 million after tax) business consolidation charge was recorded in the fourth quarter, primarily for employee severance costs, accelerated depreciation and the write down of assets to net realizable value. A gain of $10.2 million ($6.2 million after tax) was also recorded to reflect the recovery of business consolidation costs previously expensed. An additional $3 million after-tax charge is expected to be recorded in the first quarter of 2009 related to these plant closings. Cost reductions associated with these plant closings could be up to $30 million in 2009 and, inclusive of tax benefits, be $7 million cash positive upon final disposition of the assets.

In prior quarters, $20.6 million ($15.3 million after tax) was recorded for business consolidation activities primarily for the closure of two manufacturing facilities, a metal beverage packaging plant in Kent, Wash., and a plastic packaging plant in Brampton, Ontario. Also Ball Aerospace completed the sale of a subsidiary for $10.5 million that resulted in a pretax gain of $7.1 million ($4.4 million after tax).

2007

A business consolidation charge of $44.6 million ($27 million after tax) was recorded in the fourth quarter, primarily related to the announced closure of two food and household products packaging facilities. The closure of the company's facilities in Tallapoosa, Ga., and Commerce, Calif., resulted in a net reduction in manufacturing capacity of 10 production lines, including the relocation of two high-speed aerosol lines into existing Ball facilities.

In a prior quarter, the company settled a dispute with a U.S. customer in mediation for various claims for $85.6 million ($51.8 million after tax). The customer received a one-time payment of approximately $70 million in January 2008 with the remainder of the settlement to be recovered over the life of the supply contract with that customer through 2015.

A summary of the effects of the above transactions on after-tax earnings follows:

	Three months ended		Year ended
	December 31,		December 31,
($ in millions, except per share amounts)	2008	2007	2008	2007

Net earnings as reported	$33.8	$33.3	$319.5	$281.3
Business consolidation and other costs, net of tax	19.6	27.0	34.9	27.0
Gain on sale of subsidiary, net of tax	–	–	(4.4)	–
Legal settlement, net of tax	–	–	–	51.8
Net earnings before above transactions	$53.4	$60.3	$350.0	$360.1
Per diluted share before above transactions	$0.56	$0.60	$3.61	$3.50

Ball’s management segregates the above items to evaluate the performance of the company’s operations. The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation.

Unaudited Notes to Condensed Financials (December 2008)

3.	Cash Collateral Deposits

In the fourth quarter of 2008, $105.5 million of net interest bearing cash collateral deposits were made on aluminum derivative hedging contracts. As these derivative hedging contracts are matched to customer sales contracts, they have little or no economic impact on our earnings but reduce aluminum price volatility for our customers. Terms of these derivative contracts may require Ball to post collateral in certain circumstances when the negative mark-to-market value of these contracts exceeds specified levels. Additionally, Ball has similar collateral posting arrangements with certain customers and financial counterparties on these hedging contracts. At December 31, 2008, Ball had $229.5 million of cash posted as collateral and had received $124 million of cash from customers for a net amount of $105.5 million. Assuming aluminum prices remain unchanged, we would expect to recover all of these cash deposits in 2009.